LETTER OF TRANSMITTAL

Regarding Shares of Carlyle AlpInvest Private Markets Fund

Tendered Pursuant to the Offer to Repurchase

Dated April 29, 2024

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ON MAY 28, 2024, AND THIS LETTER OF TRANSMITTAL MUST BE RECEIVED BY SS&C GIDS, INC., BY ELECTRONIC DELIVERY, MAIL OR FAX, BY 11:59 P.M., EASTERN TIME, ON MAY 28, 2024, UNLESS THE OFFER IS EXTENDED.

Complete this Letter of Transmittal and follow the Transmittal Instructions included herein.

Dear Shareholder:

The undersigned hereby tenders to Carlyle AlpInvest Private Markets Fund, a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the “Fund”), the Class A and Class I shares of beneficial interest in the Fund (“Shares”) held by the undersigned, described and specified below, on the terms and conditions set forth in the Offer to Repurchase dated April 29, 2024 (the “Offer to Repurchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Repurchase constitute the “Offer”). The Tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Repurchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the Shares tendered hereby pursuant to the Offer.

The undersigned hereby warrants that the undersigned has full authority to sell the Shares tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer. The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the Shares tendered hereby.

If the undersigned tenders Shares and the Fund purchases those Shares, the undersigned will receive a payment in cash or a non-interest bearing, debt obligation, which may or may not be certificated. The cash payment of the purchase price for the Shares of the undersigned, as described in Section 6 of the Offer to Repurchase, shall be wired to the account of the financial intermediary of the undersigned from which the subscription funds were debited or, for direct investments without a financial intermediary, to the account designated by the undersigned in this Letter of Transmittal.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 of the Offer to Repurchase and subject to the proper and timely completion of the “Notice of Withdrawal of Tender” form, this tender is irrevocable.

VALUATION DATE: June 28, 2024

TENDER OFFER EXPIRATION DATE: 11:59 p.m. (Eastern Time), May 28, 2024

PARTS 1, 2, 3, AND 4 MUST BE COMPLETED AND IN GOOD ORDER IN ORDER TO

PROCESS YOUR REQUEST

If You Invest In The Fund Through A Financial Intermediary Through Whom You Expect To Have Your Tender Offer Request Submitted, Please Allow For Additional Processing Time As The Letter of Transmittal Must Ultimately Be Received By SS&C GIDS, Inc. No Later Than 11:59 p.m. (Eastern Time) On The Expiration Date.

You are responsible for confirming that SS&C GIDS Inc., the Fund’s administrator, has received your Letter of Transmittal by the Tender Offer Expiration Date. The Fund strongly recommends that you confirm receipt of your Letter of Transmittal with SS&C GIDS, Inc. by calling (844) 417-4186, Monday through Friday, except holidays, during normal business hours of 8:00 a.m. to 5:00 p.m. (Central Time). If you fail to confirm receipt of this Letter of Transmittal Letter by SS&C GIDS, Inc., there can be no assurance that your tender has been received by the Fund.

PART 1 − NAME (AS IT APPEARS ON YOUR CARLYLE ALPINVEST PRIVATE MARKETS FUND STATEMENT) AND CONTACT INFORMATION

Fund Name:	Carlyle AlpInvest Private Markets Fund

Fund Account #:

Account Name/Registration:

SSN or Tax ID:

PART 2 − REQUESTED TENDER AMOUNT

Please select repurchase type by checking one of the boxes below. If you are requesting a partial repurchase, please provide a number of Shares.

[ ]	Full Repurchase

[ ]	Partial Repurchase of Shares (please only provide a number of Shares, not a dollar amount)

Class A Shares: _________             Class I Shares: _________

PART 3 - PAYMENT

For investors with a financial intermediary: Payments will be directed back to the account at your financial intermediary from which your subscription funds were debited. Contact your financial intermediary if you have any questions.

For direct investors: Payments will be directed to the account designated by the undersigned. Complete the ACH instructions attached hereto and provide directly to SS&C GIDS Inc., the Fund’s administrator.

PART 4 - SIGNATURE(S)

The undersigned Shareholder acknowledges that this request is subject to all the terms and conditions set forth in the Fund’s Prospectus, dated July 28, 2023, as amended and/or supplemented from time to time, and the Offer to Repurchase dated April 29, 2024 (the “Offer to Repurchase”) and all capitalized terms used herein have the meaning as defined in the Fund’s Prospectus. This request is irrevocable except as described in the Offer to Repurchase. The undersigned represents that the undersigned is the beneficial owner of the Shares in the Fund to which this repurchase request relates, or that the person signing this request is an authorized representative of the tendering Shareholder.

In the case of joint accounts, each joint holder must sign this repurchase request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory	Date
(and Title if applicable)

Signature	Print Name of Authorized Signatory	Date
(and Title if applicable)

ACH Instructions (To be Completed Only by Direct Investors)

Repurchase Offer proceeds should be delivered to the following account (must be in the name of the investor, include copy of voided check):

To:
Bank Name:
Bank Routing #:

Account #:

PLEASE RETURN THIS COMPLETED LETTER OF TRANSMITTAL USING ANY OF THE BELOW OPTIONS:

E-MAIL: AlpInvest.ai@dstsystems.com

PLEASE MAIL OR FAX TO SS&C ALPS RETAIL ALTERNATIVES GROUP AT:

Regular Mail:	Overnight Delivery:

Carlyle AlpInvest	Carlyle AlpInvest
c/o SS&C GIDS, Inc.	c/o SS&C GIDS, Inc.
P.O. Box 2193537	430 West 7th Street, Suite 219537
Kansas City, Missouri 64121-9537	Kansas City, Missouri 64105-1407

Attn: SS&C GIDS, Inc.

Fax: (833) 967-4130

For additional information:

Phone: (844) 417-4186